CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated March 23, 2007 on the financial statements and financial highlights of The Ladenburg Thalmann Gaming and Casino Fund (formerly The Gaming and Casino Fund), a series of Northern Lights Funds Trust.   Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 23, 2007